Exhibit 10.21

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (the "First Amendment to Employment Agreement") is entered into this 9th day of April 2013 (retroactive to January 1, 2013) by and between First Trinity Financial Corporation, an Oklahoma corporation (the "Company"), and Jeffrey J. Wood ("Employee").

The Company and Employee entered into an Employment Agreement dated December 8, 2011 (retroactive to August 1, 2011) (the “Employment Agreement”) which contains the terms and conditions of the Company's employment of the Employee.  The Company and Employee now desire to amend and correct certain provisions of the Employment Agreement.

The Employment Agreement may be amended by the Company and Employee in accordance with section 11(a) of the Employment Agreement upon the mutual consent of the Company and Employee.

NOW, THEREFORE, in consideration of the following promises and mutual covenants, and intending to be legally bound, the parties agree as follows:

Except as otherwise specifically provided in this First Amendment to the Employee Agreement, the capitalized terms used in this First Amendment to the Employment Agreement and defined in the Employment Agreement shall have the same meanings as provided in the Employment Agreement.

3. Amendment of Section 3(a), Compensation of the Employment Agreement.

Section 3A, Compensation of the Employment Agreement are amended and corrected by deleting the terms of Section 3(a) Compensation of the Employment Agreement in its entirety and substituting the following in their place, reading in the entirety as follows:

(a) Base Salary. As compensation for all services rendered by the employee under this agreement, Company will pay Employee a base salary of $ 18,750 per month, payable periodically, in substantially equal amounts, but no less often than semi-monthly in accordance with company’s payroll practices from time to time in effect.

EFFECT OF AMENDMENTS ON EMPLOYMENT AGREEMENT.

All provisions of the First Amendment to the Employment Agreement shall be deemed to be incorporated in, and made part of, the Employment Agreement, as amended and supplemented by this First Amendment to the Employment Agreement, shall be read, taken, and construed as one and the same agreement.  Other than as expressly set forth herein, this First Amendment to the Employment Agreement shall not constitute a consent or waiver to or modification of any term or condition of the Employment Agreement.  Subject to the express modifications made by this First Amendment to the Employment Agreement, all terms, provisions, covenants, representations, warranties, agreements, and conditions contained in the Employment Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this First Amendment to the Employment Agreement to be signed by the Chairman of the Company’s Compensation Committee and Employee has executed this First Amendment to the Employment Agreement, both as of the day and year first written below.

Executed this 9th day of April 2013.

First Trinity Financial Corporation

By:	/s/ Gregg E. Zahn

Gregg E. Zahn
President and Chief Executive Officer

Employee

By:	/s/ Jeffrey J. Wood

Jeffrey J. Wood
Secretary, Treasurer and Chief Financial Officer